Exhibit 99.2

Investor Presentation
October 22, 2014
Steven R. Gardner - President and CEO
Kent Smith - Executive Vice President and CFO
Enhancing PPBI’s Southern California Banking Franchise
Acquisition of Independence Bank
NASDAQ: PPBI
OTCQB: IDPK

Forward-Looking Statements and
Where to Find Additional Information
Forward Looking Statements
This investor presentation may contain forward-looking statements regarding Pacific Premier Bancorp, Inc. ("PPBI"), including its wholly owned subsidiary Pacific
Premier Bank, Independence Bank ("Independence") and the proposed acquisition. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; governmental approval of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the acquisition;
conditions to the closing of the acquisition may not be satisfied; the shareholders of Independence may fail to approve the consummation of the acquisition; and
the shareholders of PPBI may not approve the issuance of shares of PPBI common stock for the acquisition. Annualized, pro forma, projected and estimated numbers in this investor presentation are used for illustrative purposes only, are not forecasts and may not reflect actual results.
PPBI and Independence undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
Notice to Shareholders
This investor presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition transaction, a registration statement on Form S-4 will be filed with the Securities and Exchange Commission ("SEC") by
PPBI. The registration statement will contain a joint proxy statement/prospectus to be distributed to the shareholders of Independence and PPBI in connection with their vote on the acquisition. SHAREHOLDERS OF INDEPENDENCE AND PPBI ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER
RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT,
BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final joint proxy statement/prospectus will be mailed to shareholders of Independence and PPBI. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by PPBI will be available free of charge by (1) accessing PPBI’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) writing PPBI at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations or (3) writing
Independence at 4525 MacArthur Boulevard, Newport Beach, CA 92660, Attention: Corporate Secretary.
The directors, executive officers and certain other members of management and employees of PPBI may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information about the directors and executive officers of PPBI is included in the proxy statement for its 2014 annual meeting of PPBI shareholders, which was filed with the SEC on April 16, 2014. The directors, executive officers and certain other members of management and employees of
Independence may also be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of Independence. Information about the directors and executive officers of Independence will be included in the joint statement/prospectus for the acquisition. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Transaction Rationale
Strategic
Rationale
▪ Compelling in-market consolidation opportunity that strengthens PPBI’s competitive position as one of the premier community banks headquartered in Southern California with $2.5 billion pro forma assets
▪ Geographic fit - enhances and connects PPBI’s footprint in Southern California
 ▪ Fills in existing franchise between Orange County and Coachella Valley
▪ Deep understanding of respective business model, customer base and employees
▪ Addition of attractive loan portfolio with no substantial asset quality issues
▪ Valuable low-cost core deposit franchise
 ▪ 25.9% non-interest bearing deposits and 81.5% non-CD deposits
 ▪ Total cost of deposits of 0.40%
Financially
Attractive
▪ First full year EPS accretion of approximately 9.6% in 2016(1)
▪ Internal rate of return in excess of 20%
▪ Tangible book value per share(2) payback period of approximately 3.2 years(3)
▪ Significant cost savings and operational synergies due to branch overlap
Source: SNL Financial, financial information as of the quarter ended 9/30/2014, based on regulatory data
(1) Based on PPBI mean EPS estimates for 2014 and 2015 per SNL FactSet research. Excludes non-recurring merger related expenses in 2015
(2) Non-GAAP, please see non-GAAP reconciliation in appendix
(3) Payback period based on the number of years its takes to eliminate the tangible book value per share dilution with the estimated pro forma PPBI EPS accretion

National Forest
UNITED STATES
Pasadena
Ontario
Rialto
Pomona
Riverside
East Los Angeles
Corona
Moreno Valley
Palm Springs
Joshua Tree National Park
Fullerton
Hemet
Cathedral City
Indio
Huntington Beach
Mission Viejo
Santa Catalina Island
Oceanside
Vista
Escondido
Anza-Borrego Desert State Park
San Diego
Chula Vista
El Cajon
Tecate
Tijuana
BAJA
Westminster
Palm Mini Park
Morningside School Park
W 1st St
Santa Ana
McFadden Park
Edinger Ave
Fountain Valley
Magnolia St
Euclid St
Brookhurst St
Harbor Blvd
S Grand Ave
S Bristol St
S Main St
S Flower St
S Fairview St
Red Hill Ave
Irvine
Main St
Michelson Dr
Culver Dr
Baker St
Adams Ave
Costa Mesa
Victoria St
University Dr
ORANGE
Yorba St
17th St

Pro Forma Footprint
Source: SNL Financial
Note: Map does not include PPBI office s outside of California
1.0 Mile Apart
175 Yards Apart
PPBI Branch
Independence Branch
▪ Strong geographic fit, enhancing presence in Orange
 County and connecting footprint in Orange,
 Riverside and San Bernardino Counties
▪ Entering the Corona, Riverside, San Juan Capistrano
 and Tustin markets
▪ Consolidating Independence branches in Newport
 Beach and Fountain Valley
▪ On a pro forma basis PPBI will have 17 locations in
 Southern California
Headquarters are
1.25 miles apart

Transaction Overview
Consideration Detail
(1) Based on PPBI price of $14.73, market data as of 10/21/2014
(2) Includes consideration for Independence common shareholders and stock options and assumes a fixed exchange ratio of 0.9259x (for all stock election) without cap/collar adjustment. Transaction value will change based on the fluctuation in PPBI’s common stock price
(3) Option holders will be cashed out unless options are exercised prior to closing. Assumes warrant holders elect to receive cash in lieu of equivalent warrants in PPBI
Transaction Value
▪ Aggregate transaction value of $71.5 million(1)(2)
▪ Per share transaction value of $13.64 per share(1)(2)
▪ 89.9% stock and 10.1% cash (including options and warrant holders)(1)(2)
▪ Consideration for common shareholders of approximately $65.8 million(1)(2)
▪ Common shareholders receive 4,365,843 shares of PPBI or $64.3 million stock consideration(1)(2)
▪ Common shareholders receive $1.5 million in cash consideration
▪ Consideration for option holders of $4.0 million and warrant holders of $1.7 million. Assumes 100% of option and warrant holders receive cash consideration(3)
▪ Pro forma ownership of 79.6% for PPBI and for 20.4% Independence shareholders in combined company
Exchange Ratio
▪ Fixed exchange ratio of 0.9259x PPBI shares for Independence shareholders electing to receive all PPBI common stock(2)
▪ Exchange ratio will continue to be fixed provided PPBI’s stock price remains between $16.335 and $13.365 as measured by the 10-day average closing price prior to closing (cap/collar +/- 10% of PPBI stock price of
 $14.85)
Required Approvals
▪ Customary regulatory approvals and shareholder approval for both Independence and PPBI
Anticipated Closing
▪ First quarter of 2015
Capital Ratios
▪ Strong pro forma capital ratios to support future growth

Financial Impact and Assumptions
Financially
Compelling
▪ EPS accretion of approximately 5.0% in 2015 and 9.6% in 2016(2)
▪ Tangible book value per share(3) dilution of approximately 5.0% at closing
 ▪ Tangible book value per share(3) payback period of approximately 3.2 years based on incremental EPS method(4)
▪ Internal rate of return in excess of 20%
▪ Strong pro forma capital position - leverage ratio above 9.0% and risk based capital ratio above 13.5%
Valuation
Multiples
▪ Deal value / tangible book value per share of 139.3%(1)
▪ Deal value / earnings per share for last twelve months of 20.7x(1)
Source: SNL Financial, financial data as of 9/30/2014
(1) Based on PPBI price of $14.73, market data as of 10/21/2014
(2) Based on PPBI mean EPS estimates for 2014 and 2015 per SNL FactSet research. Excludes non-recurring merger related expenses in 2015
(3) Non-GAAP, please see non-GAAP reconciliation in appendix
(4) Payback period based on the number of years its takes to eliminate the tangible book value per share dilution with the estimated pro forma PPBI EPS accretion
Cost Savings
▪ Estimated cost savings in excess of 45.0%
 ▪ Plan to consolidate 2 Independence branch locations
▪ Assumption that cost savings are 75.0% phased-in during 2015 and 100.0% by 2016
Other
Assumptions
▪ Fair value mark of -1.65% of gross loans, or $5.6 million, and -10.0% of fixed assets, or $200k
▪ Fair value mark of 0.11% of total deposits, or $407k (increases deposit liability balance)
▪ Pre-tax one-time transaction costs of approximately $6.3 million
▪ Core deposit intangible asset of 1.42% or $4.2 million amortized over 8 years based on sum-of-years digits methodology
▪ No revenue synergies assumed in modeling

Corporate Overview	
Bank Name	Independence Bank
Ticker / Exchange	IDPK / OTCQB
Headquarters	Newport Beach, CA
Date Established	9/22/2004
Number of FTEs	83
Number of Offices	6

Balance Sheet	12/31/2013	3/31/2014	6/30/2014	9/30/2014
Total Assets	$ 311,482	$ 418,986	$ 407,960	$ 426,223
Total Loans	$ 228,352	$ 314,391	$ 319,110	$ 341,149
Loan Growth (Anlzd. vs. Prior Period)	17.2%	150.7%	6.0%	27.6%
Total Deposits	$ 230,465	$ 337,781	$ 340,701	$ 358,291
Deposit Growth (Anlzd. vs. Prior Period)	5.4%	186.3%	3.5%	20.7%
Non-Int. Bearing Deposits (% of Total)	13.7%	26.9%	23.2%	25.9%
Loans / Deposits	99.1%	93.1%	93.7%	95.2%
Capital and Asset Quality				
Leverage Ratio	13.16%	10.85%	11.12%	11.02%
Risk Based Capital Ratio	17.65%	13.65%	13.68%	13.21%
Loan Loss Reserve / Loans	1.82%	1.33%	1.24%	1.15%
NPAs / Assets	0.28%	1.23%	0.95%	0.81%
Financial Performance				
	Q4 2013	Q1 2014	Q2 2014	Q3 2014
Net Income	$ 618	$ 777	$ 982	$ 808
Pre-Tax Pre-Provision Income	$ 919	$ 332	$ 1,556	$ 1,283
Return on Average Assets	0.79%	0.76%	0.95%	0.77%
Return on Avg. Tg. Common Equity	6.17%	7.32%	9.24%	7.26%
Net Interest Margin	4.34%	4.09%	4.96%	4.76%
Non-Interest Income / Avg. Assets	0.65%	1.86%	0.69%	0.30%
Non-Interest Expense / Avg. Assets	3.61%	5.31%	3.82%	3.46%
Efficiency Ratio	73.7%	92.8%	69.4%	70.2%

Summary Market Profile			
Stock Price	$ 12.50	Date of Market Prices	10/21/2014
Market Cap. ($MM)	$ 60.0		
		Price Ratios	
52-Week High (8/13/2014)	$ 13.00	Price / Tg. Book Value	130.0%
52-Week Low (3/06/2014)	$ 8.00	Core Deposit Premium	4.69%
% Difference vs. 52-Week High	-3.8%	Price / MRQ EPS	15.6x
% Difference vs. 52-Week Low	56.3%	Price / LTM EPS	20.5x

Overview of Independence Bank
Source: SNL Financial, regulatory financial data as of 9/30/2014 and market data as of 10/21/2014
Note: All dollars in thousands
▪ $426 million asset bank headquartered in Newport
 Beach, California
▪ Six branch footprint in Orange County and Riverside
 County
▪ ROAA of 0.77% and an ROATCE of 7.26% for Q3 2014
▪ Loan growth of 27.6% and deposit growth of 20.7% in Q3
 (annualized growth rate vs. prior period)
▪ Completed acquisition of Riverside, CA-based Premier
 Service Bank on January 31, 2014

Owner Occupied CRE 15.4%
Non-Owner Occupied CRE 22.9%
Multi-Family 17.0%
1-4 Family 8.1%
Constr., Land & Development 4.7%
Warehouse 7.0%
SBA 1.3%
Commercial & Industrial 23.3%

Owner Occupied CRE 15.9%
Non-Owner Occupied CRE 35.2%
Commercial & Industrial 16.3%
SBA 1.7%
Multi-Family 29.0%
1-4 Family 0.7%
Constr., Land & Development 0.9%

Non-Owner Occupied CRE 25.1%
Owner Occupied CRE 15.5%
Commercial & Industrial 22.0%
SBA 1.4%
Warehouse 5.8%
Multi-Family 19.2%
1-4 Family 6.7%
Constr., Land & Development 4.0%

NOW & Interest-Bearing Demand 8.4%
MMDA 31.7%
Noninterest-Bearing Demand 27.5%
Savings 4.9%
Time Deposits 27.5%

NOW & Interest-Bearing Demand 4.9%
MMDA 46.5%
Noninterest-Bearing Demand 25.9%
Time Deposits 18.5%
Savings 4.3%

NOW & Interest-Bearing Demand 7.8%
MMDA 34.5%
Noninterest-Bearing Demand 27.2%
Savings 4.8%
Time Deposits 25.8%

Pro Forma Loans & Deposits
Pro Forma(1)
Independence
PPBI
PPBI
Independence
Pro Forma(1)
Diversified Loan Portfolio
Strong Core Deposit Base
$1.5B Deposits
0.35% Cost of Deposits
$358.3MM Deposits
0.40% Cost of Deposits
$1.9B Deposits
0.36% Cost of Deposits
$1.5B Loans
5.25% Yield on Loans
$341.1MM Loans
5.62% Yield on Loans
$1.9B Loans
5.35% Yield on Loans
Source: PPBI earnings release and Independence regulatory deposit data and internal loan data, for the quarter ended 9/30/2014
(1) Pro forma does not include purchase accounting or merger related adjustments

Pro Forma Capital Ratios
(1) Actual as of 9/30/2014
(2) Based on merger assumptions for Independence acquisition as identified on previous slides
(3) Non-GAAP, please see GAAP reconciliation
▪ Financial assumptions for PPBI and Independence as of 9/30/2014
▪ Includes pro forma scenario for PPBI with merger assumptions for Independence
▪ Approximately $28 million in excess capital above target leverage ratio of 8.00%, which provides flexibility for additional growth opportunities
	PPBI(1)	Pro Forma With IDPK (2)
Tangible Common Equity Ratio(3)	8.43%	8.35%
Leverage Ratio	9.50%	9.22%
Tier-1 Ratio	10.53%	10.20%
Risk Based Capital Ratio	14.71%	13.65%

Concluding Thoughts
▪ Pro forma organization with over $2.5 billion in assets and significant scarcity value
▪ Acquiring a financially attractive institution with a strong geographic fit
▪ Opportunity to realize significant cost savings and synergies
▪ Meaningful addition of low-cost core deposit funding
▪ Effective use of capital, enhancing both profitability and shareholder value
▪ Strategically and financially compelling merger - in line with PPBI’s acquisition strategy

Appendix

PPBI[1]	Pro Forma With Independence[2]
Common Stockholders' Equity	$ 197,857	$ 258,801
Less: Intangible Assets	$ 28,817	$ 57,054
Tangible Common Equity	**$ 169,040**	**$ 201,747**
Book Value Per Share	$ 11.59	$ 12.07
Less: Intangible Assets Per Share	$ 1.69	$ 2.66
Tangible Book Value Per Share	**$ 9.90**	**$ 9.41**
Total Assets	$ 2,034,248	$ 2,473,474
Less: Intangible Assets	$ 28,817	$ 57,054
Tangible Assets	**$ 2,005,431**	**$ 2,416,421**
Tangible Common Equity Ratio	**8.43%**	**8.35%**

Non-GAAP Financial Measures
Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are a non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders’ equity by common shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measure of tangible common equity ratio to the GAAP measure of common equity ratio and tangible book value per share to the GAAP measure of book value per share are set forth below.
Note: All dollars in thousands
(1) As of 9/30/2014
(2) Based on merger assumptions for Independence acquisition as identified on previous slides